SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 24, 2008 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

5900 Princess Garden Parkway,
7th Floor
Lanham, Maryland 20706
(Address of principal executive offices)

(301) 306-1111
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                       Entry into Material Agreement.

                 On March 24, 2008, Radio One, Inc. issued a press release announcing the sale of  KRBV-FM, its radio station in Los Angeles, to Bonneville International Corporation, the Salt Lake City based broadcast and communications company.  The transaction price is approximately $137.5 million. The transaction is expected to close during the second quarter of 2008.   A copy of the Asset Purchase Agreement is attached hereto as Exhibit 10.1. A copy of the press release is attached as Exhibit 99.1.

ITEM 8.01.                       Other Events

On March 24, 2008, Radio One, Inc. issued a press release announcing that its Board of Directors authorized a stock repurchase program for up to $150 million of Radio One's Class A and Class D common stock through December 31, 2009. The amount and timing of repurchases will be based on pricing, general economic and market conditions, certain restrictions contained in agreements governing Radio One's bank credit facilities and subordinated debt and certain other factors. The repurchase program does not obligate Radio One to repurchase any of its common stock and may be discontinued or suspended at any time.  A copy of the press release is attached as Exhibit 99.1.

Statements in this Form 8K which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

ITEM 9.01.                       Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

10.1
Asset Purchase Agreement by and among Radio One, Inc. and Radio One Licenses, LLC, as Sellers, and Bonneville International Corporation and Bonneville Holding Company, as purchasers, dated March 24, 2008

99.1	Press release dated March 24, 2008: Radio One, Inc. Announces the Sale of KRBV-FM in Los Angeles, California and Board Approval of Stock Repurchases

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Peter D. Thompson
March 25, 2008	Peter D. Thompson
Chief Financial Officer and Principal Accounting Officer